EXHIBIT 77K

(1) Previous Independent Accountants
(i) On September 12, 2006, Deloitte & Touche LLP resigned as the Registrant's independent accountants.
(ii) For Registrant’s fiscal years ended December 31, 2005 and December 31, 2004, Deloitte & Touche LLP’s reports on the financial statements of Registrant contained no adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
(iii) For Registrant’s fiscal years ended December 31, 2005 and December 31, 2004 and through September 12, 2006, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements for such years.
(iv) There were no reportable events (as set forth in Item 304(a)(1)(v) of Regulation S-K), during Registrant’s fiscal years ended December 31, 2005 and December 31, 2004 and through September 12, 2006.

(2) Newly Engaged Independent Accountants
(i) The Registrant engaged UHY LLP as its new independent accountants as of September 12, 2006. This engagement was approved by the Registrant's Audit Committee of the Board of Directors. During the two most recent fiscal years and through September 12, 2006, neither the Registrant nor anyone acting on its behalf consulted with UHY LLP concerning: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Corporation's financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to such item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K.

The Registrant’s previous independent accountants, Deloitte & Touche LLP, has reviewed this statement and agreed with the Registrant’s assertion.